                                                                   EXHIBIT 99



March 27, 2002


Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

RE:      Letter to Commission Pursuant to Temporary Note 3T

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Arthur Andersen, LLP ("Andersen") has represented to us, by letter dated March 27, 2002, that its audit of the financial statements of Universal Forest Products, Inc., for the period ended December 29, 2001, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

Very truly yours,



/s/ Michael R. Cole
Michael R. Cole
Chief Financial Officer
Universal Forest Products, Inc.